EXHIBIT 12.2

                 IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)


                                                                Fiscal Year Ended September 30
                                                --------------------------------------------------------------
                                                   1997         1996          1995        1994        1993
                                                --------------------------------------------------------------
Earnings
   Income (loss) from continuing operations      $85,897      $140,656      $100,539     $(11,351)    $ 53,174
   Add:
     Loss from unconsolidated affiliate                                                   117,158        2,538
     Provision for income taxes                   65,931        85,512        63,938       32,904       34,621
     Fixed charges                                92,738        59,514        42,138       32,389       25,707
                                                 -------       -------       -------      -------      -------
   Earnings, as adjusted            (A)         $244,566      $285,682      $206,615     $171,100     $116,040
                                                 =======       =======       =======      =======      =======

Fixed charges
   Other interest expense, including
      interest on capital leases                $ 47,453      $ 37,179      $ 21,672     $ 16,118     $ 15,382
   Estimated interest component of
      rental expense                              26,584        22,335        20,466       16,271       10,325
   Prepayment penalties on early
      extinguishment of debt                      18,701
                                                 -------       -------       -------      -------      -------
   Total fixed charges              (B)         $ 92,738      $ 59,514      $ 42,138     $ 32,389     $ 25,707
                                                 =======       =======       =======      =======      =======

Ratio of earnings to fixed charges
                (A) divided by (B)                   2.6(1)        4.8(2)        4.9          5.3          4.5
                                                 =======       =======       =======      =======      =======

(1) Excluding the effect of transformation costs,the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1997 is 4.0.
(2) Excluding the effects of transformation costs, the ratio of earnings to fixed charges (excluding finance subsidiaries) for the fiscal year ended September 30, 1996 is 5.2.